Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Resolves 2005 SEC Inquiry Involving AmSouth Mutual Funds

BIRMINGHAM, Ala. – (BUSINESS WIRE) – September 23, 2008 – Regions Financial Corporation (NYSE:RF) has resolved an inquiry by the Securities and Exchange Commission regarding a previous arrangement between AmSouth Bank, AmSouth Asset Management and BISYS Fund Services, Inc. (“BISYS”), an outside company which provided fund administration and other services to the former AmSouth Funds and many other mutual fund families. Regions cooperated fully and extensively with the SEC in this investigation and is pleased to resolve the matter.

The arrangements in question date back to 1999 and involved a portion of the administration fee paid by the funds to BISYS being rebated to AmSouth to pay for marketing and other expenses related to the AmSouth Funds. The arrangements ended in 2004 and AmSouth disclosed the SEC inquiry in 2005.

In September 2006, the SEC reached a settlement with BISYS Fund Services regarding its marketing arrangements related to 27 mutual fund families, including the AmSouth Funds. BISYS agreed to pay $21 million in reimbursements and a penalty under the settlement. As a result of its own settlement, Regions will pay a $1.5 million civil money penalty and reimburse mutual fund shareholders approximately $7.8 million plus $2.2 million in interest. All of these expenses were fully reserved in prior quarters. AmSouth had previously reimbursed fund shareholders $2 million, which was expensed in 2005.

About Regions Financial Corporation

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With $144 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates over 1,900 banking offices and approximately 2,400 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from some 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Regions Financial Corporation Post Office Box 11007 Birmingham, Alabama 35288